UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 5, 2014

MORNINGSTAR, INC.

(Exact name of registrant as specified in its charter)

Illinois (State or other jurisdiction of incorporation)	000-51280 (Commission File Number)	36-3297908 (I.R.S. Employer Identification No.)

22 West Washington Street Chicago, Illinois	60602
(Address of principal executive offices)	(Zip Code)

(312) 696-6000

(Registrant’s telephone number, including
area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

The following information is included in this Current Report on Form 8-K as a result of Morningstar, Inc.’s policy regarding public disclosure of corporate information. Answers to additional inquiries, if any, that comply with this policy are scheduled to become available on September 5, 2014.

Caution Concerning Forward-Looking Statements

This current report on Form 8-K contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discuss not to occur or to differ significantly from what we expect. For us, these risks and uncertainties include, among others,

•                  liability for any losses that result from an actual or claimed breach of our fiduciary duties;

•                  failing to differentiate our products and continuously create innovative, proprietary research tools;

•                  failing to respond to technological change, keep pace with new technology developments, or adopt a successful technology strategy;

•                  a prolonged outage of our database and network facilities;

•                  any failures or disruptions in our electronic delivery systems and the Internet;

•                  liability and/or damage to our reputation as a result of some of our pending litigation;

•                  liability related to the storage of personal information about our users;

•                  general industry conditions and competition, including global financial uncertainty, trends in the mutual fund industry, and continued growth in passively managed investment vehicles;

•                  the effect of market volatility on revenue from asset-based fees;

•                  failing to maintain and protect our brand, independence, and reputation;

•                  changes in laws applicable to our investment advisory or credit rating operations, compliance failures, or regulatory action; and

•                  challenges faced by our operations outside the United States, including the concentration of development work at our offshore facilities in China and India.

Investor Questions and Answers: August 5, 2014

We plan to make written responses available addressing investor questions about our business on the first Friday of every month. The following answers respond to selected questions received through July 30, 2014. We intend to answer as many questions as time allows, although we will not answer product support questions through this channel. We may wait to respond to a given question until the following month if we need more time to research the answer.

If you would like to submit a question, please send an e-mail to investors@morningstar.com or write to us at the following address:

Morningstar, Inc.

Investor Relations

22 W. Washington

Chicago, IL 60602

Incentive Compensation/Bonus Plan

1.                                     Why is revenue (70%) a far bigger driver of your incentive compensation than EBITDA [earnings before interest, taxes, depreciation, and amortization] (30%)? Earnings/cash flows are the driver of shareholder value of time, so why pay $0.70 of every bonus $1 on sales? It’s worth noting that from 2009 to 2013, revenue rose $219 million, but margins (both operating and EBITDA margins) have gone down, implying incremental sales dollars were not always more profitable contrary to how data/analysis and asset management models typically work. Shouldn’t cash flows should be a bigger driver?

Our total bonus pool is currently 70% weighted on reaching revenue targets and 30% weighted on reaching EBITDA targets. (For more details on the mechanics, please see the 2014 proxy statement we filed on April 3.) In the past, our bonus plan has been more heavily based on operating income, but there are a few reasons why the current plan is more heavily weighted on the revenue side:

•                  We want to incentivize employees to drive revenue growth because we believe we have untapped opportunity with our current set of products and services and our four major customer groups.

•                  Our incentives tilt toward revenue growth because our business has high operating leverage.  If we achieve good revenue growth from our existing business, we should have good long-term profit growth.

•                  Revenue growth and operating income growth have a fairly high correlation in our results, especially because the bonus plan calculation strips out many non-operating factors (such as non-cash charges).

•                  We’ve seen other companies end up with a declining top line and eroding market position if they focus too much on cutting expense growth and fail to reinvest in their businesses. Ultimately, we think revenue growth is harder to achieve but more sustainable than making shorter-term expense cuts.

2.                                     How do you measure your success…ROIC, EBITDA, revenue growth, etc.?

The three key metrics we use to evaluate our business are revenue, operating income, and free cash flow. We also look at other metrics such as ROIC (return on invested capital), which we try to expand over time as we widen our economic moat, or sustainable competitive advantage.

Revenue Growth Rate

3.                                     Given that equity markets are at or near all-time highs in the United States, one would’ve expected higher revenue growth and margins. Sales grew at a 15% CAGR over the past decade and have grown at about half that rate over the past five years. What changed aside from having a larger sales base? Is this now a 4-6% sales growth business? If so, why? If not, why not? That’s the level you’ve been at recently so it seems like this may realistically be the growth rate the business can support.

There are a few things worth keeping in mind when you’re comparing our revenue growth over the past several years to previous levels.

First, we believe there’s been lower growth industry-wide for financial and investment information. Burton-Taylor estimates that total industry spending totaled about $25.9 billion in 2013—a 1.1% growth rate versus the previous year.  We are growing faster than our industry overall.

Second, we made numerous acquisitions from 2006 through 2010, which added incremental revenue as follows:

Year	Revenue from acquisitions ($mil)
2006	$36.4
2007	$44.2
2008	$27.1
2009	$29.6
2010	$47.9

If you exclude incremental revenue from acquisitions, our organic revenue growth rate during these years was not as high.

Third, we had several large contracts that added significantly to our revenue base before 2009 but dropped off after that. We had approximately $20 million in annual revenue for equity research related to the Global Analyst Research Settlement, which ended in July 2009. Another $17 million or so of revenue was associated with our investment advisory work on several fund-of-fund portfolios for variable annuity providers. One of these clients did not renew its contract when it expired in the fourth quarter of 2008, and a second client did not renew in May 2009. Both of these clients decided to begin managing the portfolios in-house instead of using third-party subadvisors. Since then, we’ve lost a couple of other contracts because of the ongoing pressure in the variable annuity industry. Overall, lost revenue from variable annuity clients as well as the Global Analyst Research Settlement made up more than $40 million in combined annual revenue that we had to overcome with growth in other areas.

Finally, we have been consolidating some of our product lines, which has also had a negative effect on revenue in some cases.

Because it’s our policy not to issue financial forecasts or guidance, we’re not going to comment on a specific range for revenue growth going forward. That said, we are undertaking numerous initiatives that we think have significant potential, including:

•                  Developing next-generation versions of many of our major software platforms;

•                  Consolidating smaller and more mature product lines; and

•                  Making larger, more targeted investments in potentially large growth drivers, including Retirement Solutions, institutional software, a more comprehensive workflow for financial advisors, credit ratings, and indexes.

Expense Growth/Revenue Growth

4.                                     Management often talks about focusing on the long-term in running the business and that makes good sense. That said, over the past five calendar years now the business and the stock have struggled.

•     Sales have grown at a 7% CAGR, but operating expenses and headcount have grown at an 8% annualized rate.

•     EPS has matched the CAGR of sales only thanks to financial engineering (buybacks) because of the expense drag.

•     Over the past five calendar years, MORN shares have averaged an 8% annualized return. The stock has dramatically underperformed the S&P 500 (17.7%) and other “business services” peers (19.3%) according to Morningstar.com.

What has gone wrong? What are you doing to improve the performance of the business?

Over the past five calendar years, we’ve expanded our revenue base from $502 million to $698 million and operating income from $139 million to $171 million. Keep in mind the start of this period was 2008, so we had to work through the global financial crisis that adversely affected many of our clients. Our revenue declined 4.7% in 2009 (only our second decline in the past 30 years) and that lowered our overall growth rate during the five-year period. We explain some of the other major factors that have led to lower revenue growth in our response to question #2.

On the expense side, we made investments in expanding our investment data, investment analyst staff, and developing cloud and mobile solutions that are important for our future. Like all firms, though, we face cost pressures.  We are working diligently to keep expense growth in check to help increase operating margins over time.

It’s our policy not to comment about our stock price. As far as what we’re doing to improve the performance of the business, we outlined many of the steps we’re taking in the response to the previous question.

Expense Growth

5.                                     Note: We received several questions related to this topic, so we’ve addressed them with one combined response.

•                  Why do expenses continue to be a problem? Given most of your costs should be fixed, why do they continue to rise despite relatively modest revenue growth?

•                  Are higher expenses driven by a need to make defensive investments to stay relevant for customers or defend current price levels?

•                  Why hasn’t there been more detectable note of urgency around margins or expense control for several years now?

•                  Operating expenses appear to be ‘rebasing higher’ it would be helpful to understand what’s a good range to think about for this expense level once this investment phase or ‘replatforming’ is completed or were there some unusual expenses outside of the legal settlement costs in the second quarter reported?

•                  Your annual report references high fixed costs and operating leverage, but your 2013 results were more in less in line with your 5 year operating margin averages.  Have you made significant investments in the business that are being masked by a tepid revenue growth environment?  Should we expect operating margins to expand past the 2007/2008 peak of ~28.5% if MORN experiences revenue growth in the 10% range?

If you look at our history, you’ll see that we generally try to keep our expense growth lower than revenue growth. However, there have been certain points where we’ve made heavier investments to take our business to the next level. Many of these have been driven by changes in the technology landscape. For example, we’ve made major investments to upgrade our software from DOS to Windows, from the desktop to the Internet, and now from installed software to the cloud and mobile. We’ve also invested to expand our analyst staff; one example would be building up our equity analyst staff to help support future business related to the Global Analyst Research Settlement. At times, we’ve also made major investments to build out our investment data coverage and infrastructure.

As we shared at our annual shareholders’ meeting, we’re currently in one of these major investment periods, with numerous initiatives in process in terms of replatforming and other enhancements to our offerings. At times such as now when we allow expense growth to expand at a faster pace, it’s done very consciously with an eye toward driving long-term revenue growth. The investments we’ve made are based on requests we’re getting from our clients and opportunities we see in the marketplace.  Over time, we would expect to see expense growth increase at a rate more in line with the rate of revenue growth (or less), so we don’t expect the current high rate of expense growth to persist over the long term. As mentioned in our response to the previous question, we’re aware of the negative effect of cost pressures on our margin. We are working diligently to keep expense growth in check to help increase operating margins over time.

Expense Growth/Profitability in 2014

6.                                     Can you discuss your financial performance this year? Profitability seems to be coming in well below prior years as you make investments in the business and acquire companies that are dilutive to operating margins? Is your profitability in-line with budgets/plan? Are you disappointed with how the business is performing?  What is the long-term profitability for this business?

As we mentioned in our response to the previous question, we’re currently in a period of heavy investment in numerous initiatives that we think will drive long-term revenue growth. We have made a conscious trade-off between shorter-term operating margins and making investments in the business that have the potential to drive long-term revenue growth and shareholder value.

The single biggest reason for the increase in operating expense in 2014 was expense related to the litigation settlement with Business Logic, which increased operating expense by $61.0 million in the second quarter of 2014.

Excluding the litigation settlement, operating expense increased by a more moderate amount, largely because of an increase in headcount. Total headcount increased by about 375 employees year over year as of the end of June, which includes the effect of adding approximately 100 employees from the ByAllAccounts and HelloWallet acquisitions. We also added numerous roles in product management and technology in the United States, as well as data analysts in India.

Overall, compensation expense (including salary, payroll taxes, bonus expense, commissions, and benefits) accounts for more than two-thirds of our total operating expense, as well as a majority of the increase in our operating expense during excluding the litigation settlement the quarter. Compensation expense made up more than 75% of the increase in year-over-year operating expense for the most recent quarter on an organic basis (in constant currency and excluding acquisitions).

Commission expense rose $5.0 million in the first half of 2014, mainly because we changed to a new sales commission structure that requires a different accounting treatment. We now expense commissions as incurred instead of amortizing them over the term of the underlying contracts. However, we are continuing to amortize the prepaid commission balance from our previous commission plan. We expect to incur additional commission expense for the next several quarters because of this change.

Professional fees were up $3.6 million in the first half of 2014, mainly because of higher legal expense and consulting costs.

Because we don’t issue financial forecasts or guidance, we’re not going to comment about our operating expense growth relative to budget or any long-term profitability targets.

Revenue Growth

7.                                     What are the biggest opportunities for revenue growth? Can you achieve a 10% growth again?

Some of the major areas where we see potential for revenue growth include Retirement Solutions, Morningstar Managed Portfolios, credit research and ratings, and holistic advisor solutions. We also see many opportunities in institutional software, indexes, analyst research, and proprietary research measures such as Gamma.

Given our policy of not issuing public financial forecasts, we’re not going to comment about a target or achievable growth rate. But it’s fair to say that as our revenue base expands, our growth rate tends to be more tied to industry growth rates. While not impossible, it’s challenging to have a 10% organic growth rate when the industry-wide growth rate is closer to 1%.

Recurring Revenue

8.                                     What % of your revenue is recurring (i.e., on January 1, what % of your revenue is “in the bag” for the year)? Also what are the key products and customer bases driving this?

Recurring revenue makes up the majority of our revenue base. We estimate that recurring revenue (including subscription- and contract-based products) made up approximately 81% of our consolidated revenue in the first six months of 2014. About 12% of consolidated revenue was from asset-based fees, and the remaining 6% was from one-time or transaction-based revenue. The latter is mainly from Internet advertising sales and new-issue commercial mortgage-backed securities (CMBS) ratings.

Some of the larger products that drive recurring revenue are Morningstar Data, Morningstar Direct, Morningstar Advisor Workstation, Integrated Web Tools, and Premium Memberships on Morningstar.com. We generally have recurring revenue from all of our customer groups, but tend to see the highest level of recurring revenue from asset management firms and other institutional clients, as well as financial advisors.

Capital Allocation/Expense Growth

9.                                     This year has seen more M&A and expense growth relative to previous years and this is having a negative impact on profits. Has the Morningstar strategy changed at all?

Our strategy hasn’t changed. Our overarching goal is to widen our economic moat, or sustainable competitive advantage, by focusing on our three key strategic objectives:

•                  Develop the next-generation software for our investment research platforms, which will offer the most elegant and intuitive user experience for our customers;

•                  Deliver the most effective investment data, research, and rating to help investors meet their financial goals; and

•                  Be a world-class investment research organization based on our proprietary research.

The two acquisitions we’ve made in 2014 both tie into this strategy. They both bring important capabilities that we can use broadly across the organization. In April, we acquired an additional 81.3% interest in ByAllAccounts, which provides innovative data aggregation technology for financial applications. Adding the ability to capture the complete picture of an investor’s financial assets will help us enhance our software for financial advisors by helping support their daily workflow needs. In June, we acquired the remaining ownership interest in HelloWallet, which provides online financial wellness tools. The acquisition supports our strategic goal of being a world-class investment research organization based on our proprietary research—specifically in retirement advice and managed retirement accounts. We expect HelloWallet to help us create a holistic retirement savings and advice offering and support growth in our managed retirement accounts by helping retirement plan participants prioritize their financial decisions and improve their savings rates.

Both of these acquisitions have added to our expense growth, but should help us accelerate our efforts to expand our managed retirement accounts and built out a more comprehensive workflow solution for financial advisors. We’ve had very positive client response to both acquisitions.

As mentioned in our response to the earlier questions about expense growth, we’ve also been heavily investing in other areas where we see major opportunities for Morningstar. We’re in the process of replatforming several of our major software platforms (including Morningstar.com, Morningstar Direct, and Morningstar Retirement Manager). Other areas we’ve been investing in include mobile, data aggregation and integration, database and platform infrastructure, strategic beta, and analyst research (including structured credit and other areas). These are all areas where we see a sizeable opportunity for Morningstar to help investors make better investment decisions and use our unique capabilities in research, technology, and design to meet market needs that aren’t currently well-served.

While these investments have increased our expense base, we expect them to eventually pay off with higher revenue growth and enhanced shareholder value.

Customer Health

10.                              Questions related to customer health:

•                  How has the rising market share for passive investments affected your business?

•                  How has the regulatory pressure on banks/brokers affected your business?

•                  Is your lower growth rate simply a reflection of the fact that your customers are “sicker” than they were pre crisis?

•                  Would you say customer budgets are growing or shrinking?

•                  Are you gaining or losing share?

The rising market share for passive investments has been a longer-term trend that is top of mind for us. We estimate that passive investment vehicles (both mutual funds and exchange-traded funds) had total net inflows of approximately $318 billion in 2013, compared with about $160 billion for actively managed vehicles. Passive investments have also been gaining market share for the past several years. We haven’t seen a major effect on our existing business, but believe the industry-wide shift in favor of passive management and other low-cost vehicles is putting pressure on spending for many asset management firms, which can affect us indirectly. We’re increasing our development efforts in areas such as strategic beta to better meet the increasing level of market interest in these areas.

While regulation can be a negative for our clients, it can also create opportunities for us to work with them to develop new solutions that help them meet their compliance needs. In Europe, for example, we are working with clients to address Solvency II requirements with the roll-out of a new solution to meet the needs of asset managers. We’ve also developed solutions to help clients meet needs related to the Future of Financial Advice reforms in Australia, the Retail Distribution Review in the United Kingdom, and MiFID II in Europe. Many of these regulations have common themes, including increased scrutiny of commissions and sales charges, stricter fiduciary requirements for financial advisors, and additional requirements for investment recommendations across multiple asset classes. Many of our existing offerings can help financial advisors and institutions meet these demands.

Many of our clients were cautious about spending in the wake of the 2008 financial crisis, although we’ve seen some signs of improvement more recently. According to Burton-Taylor, the 2013 spend for global market data and analysis was $25.9 billion, representing a 1.1% increase over 2012. Morningstar is a small portion of that total with 2013 revenue of $698.3 million, representing a 6.1% increase over 2012. To boil that number down further, our organic growth rate (excluding the effect of acquisitions and currency movements) was 6.7% in 2013, which suggests that Morningstar gained share as we grew faster than the industry as a whole for the year.

Software Project

11.                              While the over-runs of this project were discussed at the annual meeting, there were no specifics. Shareholders deserve more information if this is the reason why expenses are running ahead of revenue. Please answer the following in as much detail as possible:

•	When did the project begin?
•	What was the original targeted end date?
•	What is the total expected cost?
•	What was the original total expected cost?
•	Why do this?
•	Is this a defensive or offensive investment?
•	What is the benefit for customers?
•	Will this allow you to raise prices?
•	Will this allow you to have higher margins?
•	Is the significant ramp in headcount for this project permanent or will headcount trend down afterward?
•	Who is responsible for the project?

We began work on the next-generation software for our investment research platforms almost four years ago. It began with a small cross-functional team that worked on ideas to help us respond to a few major trends in the marketplace and better meet our clients’ needs.

Our goal is to create a flexible and expansible framework for our software products; simplify our underlying systems; develop an intuitive, unique, easy-to-use interface; and build an underlying architecture that helps us innovate more rapidly. While we generally speak of a handful of core products at Morningstar, we have dozens of products that will benefit from this consolidation effort.

The next-generation software will move us to the cloud, simplify and standardize the user experience, easily enable mobile access, and support all of our tools, data, and research in one single platform. As Joe Mansueto discussed at our annual shareholders’ meeting in May, this initiative wasn’t motivated by the goal of increasing prices, but we do expect to be able to sell more high-value solutions to both new and existing customers. This is a necessary step to position us for the future versus a purely defensive or offensive plan. Simplifying and standardizing the platform our products are built on will reduce the time we currently spend maintaining disparate products. Over time, it should also improve the efficiency and speed to market of our development efforts, as it will free up time currently being spent maintaining numerous versions of tools, algorithms, and software frameworks. We anticipate that as we realize these efficiencies, we’ll be able to re-deploy some of our development resources to focus on high-growth opportunities without the burden of maintaining multiple versions of the same or similar code.

In 2014 we plan to roll out a beta version for selected clients that will include our new user interface and interaction model, search capabilities for our mutual fund and ETF databases, and our popular signature reports. We’re planning additional releases throughout the year to add more functionality and access to additional investment databases.

We plan to migrate Morningstar Direct to this new platform over the next two years and further enhance the software capabilities with other products such as Morningstar Office and Morningstar Advisor Workstation in mind. We plan to consolidate these products, along with several dozen others, onto the new framework over the following several years. The new software platform will be the foundation for delivering Morningstar’s complete capability set over time. It’s not a one-time project with a specific end date, but rather a critical foundation for us to build on going forward. We are focusing on our goal of serving our clients with user-friendly tools while simplifying our current product portfolio by phasing out legacy systems and products.

As we mentioned in our responses to previous questions about expense growth, we’ve invested in several major initiatives across our business, as well as additional headcount from acquisitions. We have not disclosed details on our spending related to specific projects, and we want to clarify that the software platform upgrade only accounts for a portion of our overall expense growth.

There are several senior leaders overseeing this initiative, including Greg Goff, our chief technology officer; Kunal Kapoor, head of investment information products and client solutions; and David Williams, head of design and marketing. We are reviewing live builds of the new software architecture on a regular basis and are happy with the direction it’s been moving in, even though the time frame for the project has taken longer than we originally anticipated.

Legal Settlement with Business Logic

12.                              Before settling intellectual property infringement claims with Business Logic for $61 million, you previously estimated the potential damages at $0 to about $5 million vs. their $84 million estimate. Why was your estimate so incorrect?

As we stated in our first-quarter 10-Q, Business Logic sought compensatory damages, punitive damages, attorneys’ fees, and injunctive relief.  We estimated compensatory damages of up to $5.4 million. We did not purport to estimate amounts for other things Business Logic sought.

After adjusting for some developments in the case, Business Logic’s estimate of compensatory damages at the time we filed our 10-Q was approximately $57.0 million. In mid-June 2014, Business Logic raised its estimate of compensatory damages to $64.3 million.

The amount of compensatory damages was one of the significant matters of dispute.

The settlement dispenses with everything that Business Logic sought in the case, not just the compensatory damages element, including, significantly, the threat of an injunction that could have limited the conduct of our business and that of our clients going forward.

13.                              That’s a relatively large settlement you made of the $61 million, why settle now, was it in final arbitration stage?  Was it costing too much in legal fees, too much of a distraction?

We were about to go to trial, and we agreed to settle the case so we could move forward and focus on the continued growth of our successful retirement business without the risk, distraction, and uncertainty posed by the lawsuit.

Cash/Balance Sheet

14.                              Using June 30 cash/investments levels ($221 million) and your previous disclosure that about half of your cash is in the United States. Given you expect to pay the $61 million settlement this quarter, should we assume your U.S. cash balance would go down to about $50 million plus free cash flow earned in the United States during the third quarter? I’m asking to get at the following:

•                  How much cash do you need on hand to run the business?

•                  What kind of a cash cushion or buffer do you require above that level?

•                  Will this cash drain take buybacks off the table for a period until cash builds further in the United States?

•                  Do you have any reasonable options for repatriating cash held overseas?

We disclosed in our second quarter 10-Q that we held approximately 31% of our cash, cash, equivalents, and investment balance in the United States as of June 30, 2014, and we paid the first $15.0 million of our $61.0 million settlement amount in July 2014 with the remaining $46.0 million balance to be paid in August 2014. We also disclosed in the 10-Q that we recently entered into a $75 million revolving credit facility in the United States, which we intend to use for general corporate purposes.

Although we’ve held higher cash and investments balances in recent years, our actual operating cash needs are relatively low, especially because we typically generate positive free cash flow. We’ve stated in the past that as a rough estimate, we would generally consider any balance that’s more than $100 million or so to be “excess” cash.

You are correct that we would need to wait until our U.S. cash balance builds further before resuming a lot of activity with share repurchases, unless we decide to use our available credit facility in the short term. We do have a variety of options for repatriating cash held overseas, but some of them are less attractive than others, especially from a tax perspective.

15.                              After two smaller deals in 2Q and the legal settlement cash due out in 3Q, help us think about potential excess cash that Morningstar now has over and above operating and comfortable [cash] margin that you’d like to operate with.

As mentioned in our response to the previous question, we would consider a cash balance in excess of roughly $100 million to be “excess” cash.

Capital Allocation

16.                              Capital allocation: Would you consider M&A? What products would help you round out your company? Your balance sheet is clean, do you intend to keep it that way?

As in the past, we’ll continue to consider acquisition opportunities that have a strong fit with our three strategic objectives (detailed in our response to question #8). In addition to our available credit facility, there is bandwidth in our capital structure to borrow more, and we would consider taking on debt if an acquisition made sense. As with ByAllAccounts and HelloWallet, we consider opportunities that fill gaps or accelerate efforts to provide a full solution to our customers.

ByAllAccounts and HelloWallet

17.                              Questions related to ByAllAccounts and HelloWallet acquisitions:

•                  What was the strategic rationale for each investment?

•                  What was the financial rationale for each investment?

•                  What return do you expect to earn on these investments?

In April 2014 we completed the acquisition of ByAllAccounts, a company that aggregates transaction- level data from individuals’ investment accounts. Most individuals have multiple accounts, so aggregating the data allows our customers a single, holistic view of their holdings. ByAllAccounts has the technology and relationships in place to seamlessly collect information from more than 4,300 different sources—no simple undertaking. We believe this is a core capability that clients in our Individual, Advisor, and Retirement customer groups will increasingly need to make better investment decisions. We acquired the business to ensure a close integration with our solutions going forward and to ensure a continued source of quality data to Morningstar, our clients, and ByAllAccounts’ clients—many of whom overlap with ours.

In June 2014 we acquired an additional 81.3% ownership interest in HelloWallet, a company that brings together behavioral economics and the psychology of decision-making to provide personalized, unbiased financial guidance to more than one million U.S. workers and their families through their employer benefit plans. HelloWallet goes beyond the budgeting tools offered by others in the market by providing guidance on managing debt, creating emergency savings, making optimal benefits selections and, increasingly, guidance in retirement planning. The solution is sold to retirement plan sponsors and plan providers who offer it to employees.  Our plan is to use this as the foundation to expand the capabilities offered in Morningstar Retirement Manager and increase adoption of managed retirement accounts. We are currently redesigning our Retirement Manager solution with the team at HelloWallet and expect to have a new version in place in the first half of 2015.

While we don’t disclose the financial expectations for acquisitions, we view these acquisitions as additions to our capability set that will increase the value of a broad range of offerings. So our return expectations include not only increased sales of the acquisitions’ core business but also the added growth from existing products.

18.                              The two acquisitions closed in the second quarter of 2014 added $1.4 million of revenue but $5 million of expenses. When you expect these acquisitions to be accretive to shareholders?  Into what products or areas of the business will these acquisitions best fit? What can you share with regard to the integration plans, timing, etc.?

In our second quarter 10-Q, we reported revenue from acquisitions of $2.6 million, as we inadvertently understated the original estimate included in our second-quarter earnings release. The incremental operating expense from these two acquisitions was $4.9 million in the same period, so it’s correct that they’re not currently accretive to shareholders.

Because we don’t issue external financial forecasts, we can’t really comment on when we expect them to become accretive, but we see significant potential with both of them.

ByAllAccounts will help us build out our aggregation capabilities and provide additional components to help support financial advisors’ daily workflow needs. The integration plan has been progressing well. We plan to add some of ByAllAccounts’ integration capabilities to our existing advisor software, such as Morningstar Office. In addition, we’re rolling out the product to several redistributor clients that serve broker/dealers, where we see a large opportunity to help registered reps access aggregated client data.  We’re also evaluating the potential for adding these capabilities to our other software platforms.

As mentioned in our response to question #16, HelloWallet provides personalized, unbiased financial guidance to more than one million U.S. workers and their families through their employer benefit plans. The solution fits into our retirement business because most of HelloWallet’s client relationships are with retirement plan sponsors and providers. Our plan is to use this as the foundation for an improved customer interface for Morningstar Retirement Manager, the advice and managed accounts program that provides fiduciary support to plan sponsors by helping plan participants manage their employer-sponsored retirement accounts. We also see the potential to increase adoption of managed retirement accounts by helping retirement plan participants better manage their daily spending and increase their rate of savings and investment.

Competition

19.                              What are the biggest competitive threats to Morningstar?

We operate in a highly competitive industry, with many investment research providers competing for business from individual investors, financial advisors, and institutional clients. We compete with many different types of companies that vary in size, scope, and type of offering, including large and well-established distributors of financial information, such as Bloomberg; Standard & Poor’s, a division of McGraw Hill Financial; and Thomson Reuters. We also compete with companies that have a more specialized focus, such as Envestnet, Financial Engines, and Financial Express.

It’s hard to identify a short list of biggest competitive threats because we compete with different companies in different areas of our business. We provide more detail about companies that we compete with for each of our major product offerings in the Business section of our 10-K. In addition, there is always the potential for newer competitors to crop up that may have attractive technologies or skill sets.

While not a competitor per se, a common reason we will lose business is that the client decides to do the work themselves or simply not pursue the project.

Capital Expenditures

20.                              Year to date capital expenditure is more than 50% above the prior year’s run rate —where is the majority of this spend going and is this a good run rate for the next year or so?  Should we think about this level of capex continuing to grow for a while?

Capital expenditures totaled $30.8 million in the first half of 2014, compared with $18.9 million in the same period of 2013. The increase partly reflects the timing of payments to a consulting firm that helped us implement a new version of our primary accounting software in North America. Other factors that contributed to the higher level of capital spending include:

•                  spending for computer and network equipment.  We’ve been investing to improve the security and reliability of our network infrastructure, as well as for state-of-the-art data management tools and instrumentation;

•                  annual payments made under long-term financing arrangements for software and network infrastructure; and

•                  other hardware and software purchases made to enhance our customer-facing platforms.

In addition, we capitalized $8.5 million of internally developed software costs in the first half of 2014, versus $3.8 million in the same period of 2013.

Overall, the level of capital spending has been unusually high in 2014, particularly in the first quarter because of payment timing issues (i.e., payments that we made in 2014 for work completed or purchases made in 2013). While there has been some organic increase in our capital spending, we don’t expect it to remain as high in the second half of the year.

Advisor Software

21.                              What is the difference between Morningstar Office and Morningstar Advisor Workstation — which product is higher fee, which is most profitable? You’ve changed the information you provide from individual advisor workstations is this because you’d also changed how you charge for the products? Can you expand on how the re-platforming and the goal of becoming widening the services you provide to the advisory community is becoming a reality or otherwise?

Morningstar Advisor Workstation is a modular investment planning platform that can be custom-configured for enterprise deployments and is used primarily by advisors affiliated with broker/dealers. The per-user pricing varies significantly, but it’s typically lower than pricing for Morningstar Office.

Morningstar Office is a complete practice and portfolio management system for independent registered investment advisors (RIAs). We generally charge about $6,000 per user for an annual license.

We don’t disclose profitability at the product level, but it’s safe to say that Morningstar Office is more profitable given the higher pricing level.

We haven’t changed how we charge for these products. Beginning in the second quarter of 2014, we changed our reporting to show the number of enterprise clients for Morningstar Advisor Workstation instead of the number of individual licenses. We believe this is a more meaningful indicator of underlying business trends because per-user pricing varies significantly depending on the scope of the license. We also began disclosing the number of financial advisors licensing Morningstar Office as a separate line item because pricing for this product is more standardized.

Regarding the last part of your question, we’re continuing to work on broadening the services we offer to include a more comprehensive solution for financial advisors’ daily workflow needs. Historically, we’ve been strong in the “front office” and the investment research and management piece, but over time we’ve added more capabilities in the back office and middle office. We’re in the process of connecting these capabilities to better support advisors’ needs.

We’ve also been working on adding integrations with third-party firms. Advisors often use several different platforms, and they often do part of their work in one solution and then log into another application for another task. So we’re working on helping them connect these different workflow needs, in some cases partnering with third-party firms to provide more seamless integrations.

ByAllAccounts, which we acquired in April, is an important component of this plan because it helps advisors aggregate data and obtain get a more holistic view of an investor’s total financial portfolio. We’ve made good progress on integrating this service into our offerings, as detailed in our response to question #17.

Product Pricing

22.                              I’ve been getting quite a few discount offers for the various subscription services recently — have you increased the level of discounting, the pace of distribution of the direct mail or offerings or even if this is standard for this time of the year, help us think about the potential retention rate for clients once you get them subscribed on a lower subscription rate.  Should we think about these discounts as where the price is realistically going or just an incentive to get clients onboard?

The majority of the discounts we offer are for products geared toward individual investors, such as our investment newsletters and Premium Membership service on Morningstar.com. As part of our marketing campaigns we periodically offer discounts and incentives in an effort to acquire new customers and win back past customers.

We haven’t significantly changed the frequency or amount of discounts that we offer our clients. We also monitor the retention rates for all of our customers to calibrate the offers we make.

23.                              Can you state what the average price increases for your three main platforms (Morningstar.com, Advisor Workstation, and Morningstar Direct) have been over the last 5 years?

For Morningstar.com, prices for Premium memberships have increased by about 2% per year, on average. For Morningstar Advisor Workstation (including Morningstar Office), price increases have averaged 4% to 5% per year, although some years have had no price increases and other years have had larger step-ups in pricing to reflect significantly expanded functionality and content. Morningstar Advisor Workstation is a modular solution that can be configured in many different ways, and pricing varies significantly by client. We customize pricing to reflect the data, research, tools, and reports included in the client’s specific configuration—as well as the number of committed users at any given firm.

For Morningstar Direct in the United States, we currently charge $17,000 for the first user, $10,500 for the second user, and $9,000 for the third and subsequent users. We’ve made small price increases from time to time, but our strategy has generally been to enhance the value of the product by continuously adding new data, functionality, and tools while keeping pricing relatively constant.

Credit Ratings

24.                              How are you progressing with the debt rating service, are you comfortable now with the breadth of product, staffing.  How is the team doing building client relationships?  Where are you relative to the long-term goal for this business or ‘in what inning’ should we think about this build out.  Also is this build out a bit of a drag on margin at the moment or a significant drag?

We’re in the early stages of our efforts to build out a full-service rating agency. We currently have approximately 90 employees involved in our fixed-income research and ratings business, most of whom work in our structured credit ratings business, which is a nationally recognized statistical ratings organization (NRSRO).

Currently, most of our ratings efforts focus on commercial mortgage-backed securities (CMBS) and other securities tied to commercial real estate. We have also started rating single family rental deals and have completed our methodology for rating residential mortgage-backed securities (RMBS).

We recently hired Violet Diamant to lead our expansion into asset-backed securities (ABS) ratings services. She’s in the process of developing an analytical strategy, establishing an analyst team, and developing ABS rating criteria.

We’ve had a positive client response to our structured credit research and ratings, and have had a favorable response in both our subscription-based surveillance business and the issuer-paid new-issue ratings business.

Separately, we also began providing corporate credit ratings through Morningstar, Inc. (which is not an NRSRO) in 2010. We currently provide ratings on approximately 600 corporate credit issuers and have about 10 analysts on our corporate credit rating team (who also draw on the work of our larger equity analyst team).

Overall, we believe recent events have created a unique opportunity for emerging rating agencies such as Morningstar, as the financial crisis led to a significant loss of investor trust in the “Big Three” rating agencies. Investors are looking for clear opinions, better analysis, and greater transparency, and issuers are open to working with emerging NRSROs that have already established market credibility. Because we see a large opportunity, we’re interested in expanding our credit rating business in a variety of areas over the next several years.

We don’t disclose margins at the product level, but the size of the team should give you a rough idea of the cost base involved with this service.

Network Effect

25.                              Can you explain the network effect in your business? I understand there would be economies of scale in, for example, selling a database to both advisors and asset managers, but where is the network effect?

The network effect in our business is an outgrowth of our extensive reach with different customer groups and the interplay between those different audiences. We reach approximately 9 million individual investors through Morningstar.com and other products, plus many other investors through our presence in more than 400 media and third-party investment sites. Because so many individual investors use Morningstar’s proprietary data and analytical tools, financial advisors want to use the same data and tools that their clients rely on. Because we reach so many individual investors and financial advisors, we also have greater demand from asset management firms and other institutional clients, as their end clients are using Morningstar’s data and tools to make investment decisions. As we expand our reach with institutions, that in turn helps expand awareness of Morningstar with other groups of individual investors and financial advisors, leading to a virtuous circle where the more we expand our reach with each customer group, the more it drives demand in other related customer groups.

Morningstar Data vs. Morningstar Direct

26.                              Can you explain the difference between data feeds and Morningstar Direct? This question was posed a few years ago, but your answer left me none the wiser.

Morningstar Direct is a comprehensive software platform that includes our investment data and investment research. It is sold by the seat and meant for a single user. It lets users view, screen, and analyze our data and research. Morningstar Data, on the other hand, provides clients with our investment data that they in turn import into their enterprise applications or communicate to clients. These feeds are in the form of either a file or a streaming feed.

Another critical difference is licensing. With Morningstar Direct, users can analyze data for their own use and create reports to support other areas within their own organization, but aren’t permitted to distribute the data to external clients. With Morningstar Data, on the other hand, we offer licenses that allow institutions to distribute our data, tools, and other metrics in a variety of investor communications.

Retirement Market

27.                              Can you explain briefly how the retirement market works in the United States and which constituency mandates Morningstar for a managed account, sponsor, provider or beneficiary?

The U.S. retirement market is divided into two main camps: defined benefit (DB) and defined contribution (DC). The former is the traditional pension system. The latter includes such plan types as 401(k)s, 403(b)s, Thrift Savings Plans, Roth 401(k)s, etc. The most significant difference between a DC and DB plan is that with a DC plan, the onus is on the individual to save and invest for retirement. In a DC plan, participants usually must choose how much to spend out of their assets during retirement, how much to contribute to the plan before retirement, and how to invest their contributions with limited guidance from the plan sponsor.

While DB plans still hold more assets than the DC markets, there has been a long-term secular shift away from traditional pension plans toward self-directed DC plans, such as 401(k) plans. Most experts predict that DB assets will slowly erode as more companies freeze or eliminate their DB plans. Our business focuses on the 401(k) plan segment of the DC market, which necessitates a greater focus on helping plan participants make smarter investment decisions. Total assets in 401(k) plans have increased to $4.3 trillion as of March 31, 2014 based on data from the Investment Company Institute.

The retirement market is complex because of the different buyer types and relationships between them. Our services touch on all of these buyer types. We often have a direct client relationship only with one type of buyer, who in turn may offer our services to other parties.

Within our retirement business, we have three main buyers:

•                  Plan Providers: The entity responsible for the operation/administration of an employer-sponsored retirement plan (also known as a recordkeeper)

•                  Plan Sponsors: The company/organization that sets up the retirement plan as an employee benefit. The sponsor has fiduciary responsibility for the plan. Plan sponsors come in many different sizes, from the micro (less than 100 employees) to the mega (5,000+ employees)

•                  Plan Participants: An employee or former employee that is contributing or has assets in the employer-sponsored retirement plan is considered a plan participant. Even though we don’t sell directly to plan participants, we design all of our services to help them achieve better retirement outcomes.

We work directly with plan sponsors in some cases, but we currently distribute the majority of our Retirement Solutions offerings by working directly with plan providers. We currently work with 26 plan providers; through these provider relationships, we reach approximately 24 million plan participants and approximately 237,000 plan sponsors.

We provide the U.S. retirement market with four core solutions: managed accounts, custom target-date funds (custom models), fiduciary services, and investment profiles. We also offer a suite of bundled solutions. Here’s a summary of each solution and the constituencies they serve.

Managed retirement accounts: When an individual signs up for this service, we will build, manage, and oversee his or her retirement account. As part of this service, we manage the investments and provide savings and retirement age recommendations. We also offer an advice solution that offers participants point-in-time recommendations.

Our primary strategy today is to distribute managed accounts through plan providers. The providers that buy our service use their own sales and distribution networks in order to put the service in the hands of plan sponsors and their participants.

Custom models/custom target date funds: With this solution, we’ll design an investment model using a plan’s core lineup and then create a custom glide path based on the plan’s unique demographic/participant profile. A custom target-date fund overcomes many of the limitations of off-the-shelf funds, which are built using a fund company’s proprietary investments and a generic glide path.

Our initial foray into this market was selling directly to plan sponsors, and we currently have direct client relationships with approximately seven plan sponsors and eight plan providers for these services.

Fiduciary services: We provide employers (plan sponsors) with investment selection and ongoing monitoring of their DC plan lineups. The service helps plan sponsors offset a significant degree of fiduciary responsibility/risk. We can act as an ERISA fiduciary by, for example, selecting and monitoring a broad range of diversified plan options. As part of this service, we can construct and monitor the investment lineup, document our investment process, create an Investment Policy Statement, and furnish the plan with detailed quarterly investment and performance reports.

Traditionally, we’ve distributed this service through plan providers, who in turn offer it as an option to the plan sponsors they have relationships with. This has generally been well-received by small- to medium-sized plans whose advisors cannot serve as a fiduciary. We don’t anticipate distributing this service using a direct-to-plan strategy.

Investment Profiles: We create customized investment profiles for plans that help individuals understand each investment option within an investment lineup. The service also helps plans more effectively comply with regulatory requirements (transparency, fees, etc.). The profiles are becoming increasingly important as plans deploy more complex investments and custom funds, and we have the ability to provide the underlying information.

Investment Profiles are typically part of any participant communication and education strategy. We have two primary buyers for this offering: The first are plan providers, which post them to their benefit website, incorporate them in Morningstar Retirement Manager (the online platform that we use to deliver managed accounts and advice services), include them in enrollment kits, and use them in online or in-person education meetings. The second are mega plan sponsors, which have custom investments and want to present robust information about the investments they’ve created for the benefit of their employees.

With our recent acquisition of HelloWallet, we also offer financial wellness solutions, which are distributed mainly through plan sponsors. HelloWallet has also established a few relationships with plan providers, and that part of its business is expanding. These solutions are designed to help retirement plan participants maximize their paychecks, reduce debt levels, and receive recommendations on how to become a smarter spender.

Effective Tax Rate

28.                              There is a substantial difference between your effective tax rate and the cash tax rate (which I derive from your cash flow statement). Can you state where the main differences arise from?

In fiscal 2013 and the first quarter of 2014, we accrued for $56.0 million and $13.7 million of income taxes, respectively, but paid $40.4 million and $8.8 million, respectively, to tax authorities. It’s pretty common to see meaningful differences between the cash tax rate and the effective tax rate, which are mainly driven by the timing of tax payments. The effective tax rate represents the level at which a company’s pre-tax profits, on average, are taxed; while cash taxes represents amounts actually paid to the taxing authority in a given period. In both cases, the lower cash tax rate arose primarily from certain tax overpayments made in prior periods, which we carried forward into the current periods.

It’s also worth noting that the $61.0 million litigation settlement expense we incurred in the second quarter of 2014 is tax deductible,  which will likely lead to significantly smaller income tax payments in the second half of 2014 versus the same period a year ago.

Headcount/Hiring

29.                              Can you discuss headcount trends (up 11%) last quarter? Is this M&A driven? Will headcount growth slow in the second half of 2014 (to be more in-line with organic revenue trends)?

We had about 3,800 employees globally as of June 30, 2014, compared with 3,425 as of the same date in 2013, so there was a net increase of about 375 employees year over year. The ByAllAccounts and HelloWallet acquisitions contributed about one-fourth of the increase (approximately 100 employees combined).

We hired the remaining 275 net new employees in a variety of areas, including product and technology roles in the United States and data analysts in India. As we mentioned at our annual shareholders’ meeting, we’ve added numerous roles in data manufacturing, technology, operations, product management, and research analytics. The pace of hiring has been faster than usual because we’ve been investing in numerous key initiatives, including:

•                  Platform upgrades for several of our larger software products, including Morningstar Direct, Morningstar.com, and Morningstar Retirement Manager;

•                  Expanding data coverage, particularly on the equity data side;

•                  Several new mobile applications;

•                  Projects related to data aggregation and data integration;

•                  Database and platform infrastructure;

•                  Strategic beta and other indexes; and

•                  Analyst research in structured credit ratings and other areas.

We’ve made investments to support these initiatives because we see significant opportunities for Morningstar.

Share Repurchases

30.                              Why have share repurchases slowed year to date?  Should investors read anything into this?

We focused our investment spending in the first half of this year on the acquisitions of ByAllAccounts and HelloWallet, which totaled $64.4 million. We also settled our Business Logic litigation and will pay $61.0 million in cash for the settlement in the third quarter of 2014.

We made $36.7 million in share repurchases in the first six months of 2014 and $90.7 million in the fourth quarter of 2013. That’s $127.4 million in share repurchases over the past three quarters— still a healthy number.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORNINGSTAR, INC.

Date: August 5, 2014	By:	/s/ Stéphane Biehler
Stéphane Biehler
Chief Financial Officer